Exhibit 99.1

NexGel, Inc. Announces Listing on Nasdaq and Pricing of $14.2 Million Initial Public Offering

LANGHORNE, PA, December 21, 2021 — NexGel, Inc. (“NexGel” or the “Company”) (Nasdaq:NXGL, NXGLW), a manufacturer of high water content, electron beam cross-linked, aqueous polymer hydrogels, or gels, used for wound care, medical diagnostics, transdermal drug delivery and cosmetics, today announced the pricing of its initial public offering of 2,585,000 shares of its common stock and accompanying warrants to purchase up to 2,585,000 shares of common stock. Each share of common stock is being sold together with one warrant to purchase one share of common stock with an exercise price of $5.50 per share at a combined offering price of $5.50, for gross proceeds of approximately $14.2 million, before deducting underwriting discounts and offering expenses. In addition, NexGel has granted the underwriters a 45-day option to purchase up to an additional 387,750 shares of common stock and/or warrants to purchase 387,750 shares of common stock to cover over-allotments at the initial public offering price, less the underwriting discount.

The shares of common stock and warrants are expected to begin trading on The Nasdaq Capital Market on December 22, 2021, under the symbols “NXGL” and “NXGLW,” respectively. The offering is expected to close on December 27, 2021, subject to satisfaction of customary closing conditions.

The Company intends to use the net proceeds from the offering for general corporate purposes, including marketing and development of their gels, consumer products, NEXDrape and other product initiatives, working capital, operating expenses and capital expenditures. A portion of the net proceeds may also be used to fund potential acquisitions or other strategic investments, although NexGel has no present commitments or agreements to enter into any such acquisitions or to make any such investments.

Maxim Group LLC is acting as the sole book-running manager in connection with the offering.

A registration statement on Form S-1 (File Nos. 333-260897 and 333-261821) was filed with the Securities and Exchange Commission (“SEC”), which became effective on December 21, 2021. A final prospectus relating to the offering will be filed with the SEC and will be available on the SEC's website at http://www.sec.gov. The offering is being made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the prospectus relating to this offering, when available, may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, New York 10022, at (212) 895-3745. Before investing in this offering, interested parties should read in its entirety the registration statement that the Company has filed with the SEC, which provides additional information about the Company and this offering.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About NexGel, Inc.

NEXGEL is a leading provider of ultra-gentle, high-water-content hydrogels for healthcare and consumer applications. Based in Langhorne, Pa., the Company has developed and manufactured electron-beam, cross-linked hydrogels for over two decades. Alongside its strategic partners, NEXGEL has formulated more than 200 different combinations to bring natural ingredients to gentle skin patches that can be worn for long periods of time with little to no irritation.

Forward Looking Statements

This press release contains forward-looking statements, including with respect to the expected closing of the Company’s proposed initial public offering and use of proceeds. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including market and other conditions and that the conditions to the closing of the initial public offering may not be satisfied. The Company undertakes no obligation to update any such forward-looking statements after the date hereof to conform to actual results or changes in expectations, except as required by law.

Investor Contacts:

Valter Pinto / Nick Staab

KCSA Strategic Communications

212.896.1254 / 212.896.1254

valter@kcsa.com / nstaab@kcsa.com